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                                                                    EXHIBIT 3.37


                            ARTICLES OF INCORPORATION
                                       OF
                       ALLIANT INTERNATIONAL HOLDINGS INC.


                                    ARTICLE I

      The name of the Corporation is Alliant International Holdings Inc.

                                   ARTICLE II

      The address of the initial registered office of the Corporation is: 401 Second Avenue South, Suite 454, Minneapolis, Minnesota 55401. The name of the initial registered agent of the Corporation at said address is: CT Corporation System.

                                   ARTICLE III

      The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of common stock, with a par value of $0.01 per share.

                                   ARTICLE IV

      The name and mailing address of the incorporator is:

               Charles H. Gauck              Mail Station: MN11-2214
                                             600 Second Street NE
                                             Hopkins, MN 55343-8384




Dated:  MARCH 11, 1999



                                                   /s/ Charles H. Gauck
                                               --------------------------------
                                               Charles H. Gauck, Incorporator



STATE OF MINNESOTA         )
                           )ss.
COUNTY OF HENNEPIN         )

      The foregoing instrument was acknowledged before me this 11th day of March, 1999, by Charles H. Gauck.


                                               --------------------------------
                                               Notary Public